UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 27, 2001

Date of Filing of Form 8-K

December 19, 2001

Date of Report (Date of earliest event reported)

OUTSOURCE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA	000-23147	65-0675628

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE
DELRAY BEACH, FLORIDA 33445

(Address of principal executive offices)

(561) 454-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

     Outsource International, Inc., a Florida corporation (the “Company”), together with all of its operating subsidiaries, filed voluntary Petitions for Relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California (“Bankruptcy Court”), Case Nos. LA-01-28160-BB, LA-01-28173-BB, LA-01-28179-BB, LA-01-28185-BB, LA-01-28191-BB, LA-01-28197-BB and LA-01-28201-BB Jointly Administered, on June 11, 2001. The Company retains control of its assets and is authorized to operate its business as a debtor in possession under the jurisdiction of the Bankruptcy Court.

     On December 19, 2001, the Company filed a motion with the Bankruptcy Court to approve the sale of substantially all of its assets to Cerberus Outsource SPC LLC, a Delaware limited liability company (“Buyer”), pursuant to an Asset Purchase Agreement (the “Agreement”) dated as of December 18, 2001. The Purchaser is affiliated with Cerberus Capital Management and Ableco Finance LLC, one of the Company’s principal senior secured lenders. The Company has requested a hearing date of January 8, 2002 for the approval of the Agreement and the consummation of the sale transaction described in the Agreement.

     The Agreement provides that the Company will sell to the Buyer substantially all of the Company’s assets for an aggregate purchase price consisting of: (a) the refinancing and assumption by Buyer of up to $39.5 million of the outstanding indebtedness due under the Company’s Revolving Credit Facility; (b) the assumption of certain other specified liabilities of the Company set forth in the Agreement; and (c) a cash payment to the Company of up to $750,000 to the extent necessary to cause the Company’s available cash to equal approximately $1.85 million after giving effect to the transaction. The Buyer is contributing $6 million in new capital to the transaction, approximately $5 million of which will be available for working capital.

     Pursuant to the Agreement, the transaction will be implemented through a sale under section 363 of the Bankruptcy Code, and will be subject to higher and better offers as a result of a Bankruptcy Court authorized bidding process and to final approval of the Bankruptcy Court. The closing under the Agreement will be effectuated pursuant to a Sale Order filed with the Bankruptcy Court and is subject to completion of the auction and other conditions set forth in the Agreement. The proceeds from the sale will be distributed to the Company’s creditors under the oversight and procedures of the Bankruptcy Court. In view of the Company’s total liabilities, if a transaction is consummated on the terms set forth in the Agreement or a similar alternative transaction, no amounts will ultimately be available for distribution to the Company’s common shareholders.

     The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the copy of the Agreement filed as Exhibit 2.1 hereto.

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      ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of December 18, 2001

99.1	Press Release dated December 21, 2001

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OUTSOURCE INTERNATIONAL, INC

By:	/s/ Michael A. Sharp

Name:	Michael A. Sharp

Title:	Executive Vice President, Chief Financial Officer and Chief Restructuring Officer

Date: December 27, 2001